EXHIBIT 10.37

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”), effective as of the      day of             , 2008, is made and entered into by and between Blackbaud, Inc., a Delaware corporation (the “Company”), and                     , an individual residing in                      County, South Carolina (“Employee”).

WITNESSETH:

WHEREAS, the Company presently employs Employee as its                     ; and

WHEREAS, the Company and Employee desire to set forth consideration to be paid to Employee in the event that Employee’s employment with the Company is terminated without “Cause” by the Company or for “Good Reason” by Employee following a “Change in Control” of the Company, all as defined herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For the purposes of the Agreement, the following terms shall be defined as set out below:

a. “Effective Date.” For the purposes of this Agreement, the “Effective Date” shall mean the date first written hereinabove.

b. “Change In Control.” For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the consummation of (i) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (ii) a sale of all or substantially all of the assets of the Company; (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (iv) the liquidation or dissolution of the Company.

c. “Cause.” For purposes of this Agreement, “Cause” shall mean:

i. Employee’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which

Employee is charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on Employee’s Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which Employee is constructively liable, including, but not limited to, any liability that is based on acts of the Company for which Employee is charged solely as a result of his or her offices with the Company and in which he or she was not directly involved or did not have prior knowledge of such actions or intended actions;

ii. Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by Employee;

iii. Employee’s failure or refusal to perform his or her reasonably-assigned duties (consistent with past practice of the Company and other than due to a Disability), provided that such failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Employee shall have received written notice from the Company stating the nature of such failure or refusal; and/or

iv. Employee’s willful violation of any of his or her obligations contained in that certain Blackbaud Employment Agreement between Employee and the Company and attached as Exhibit A hereto, which violation is of a character that is likely to materially injure the Company, as determined by the Company in good faith.

For purposes of this Agreement, no act or omission by Employee shall be considered “willful” if reasonably believed by Employee to be in, or not contrary to, the best interests of the Company.

d. “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

i. Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities of Employee, provided such change or diminution continues uncorrected for a period of thirty (30) calendar days after the Company shall have received written notice from Employee stating the nature of such change or diminution;

ii. A reduction in Employee’s then Base Salary or target Bonus Compensation or a material reduction of any material employee benefit or perquisite enjoyed by him or her (other than as consented to by Employee);

iii. Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within thirty (30) calendar days after a sale or transfer of such assets; and/or

iv. A relocation of the Employee’s own office location as assigned to him or her by the Company, to a location more than forty (40) miles from his or her existing office location, or a materially adverse change, without Employee’s consent, in the business travel requirements of Employee’s position.

e. “Disability.” For purposes of this Agreement, “Disability” shall mean Employee’s inability due to a physical or mental impairment to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve (12) month period.

f. “Term.” For purposes of this Agreement, the “Term” of this Agreement shall mean an initial period of three (3) years following the Effective Date, plus successive one (1) year renewal periods thereafter so long as the Company does not provide Employee with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the initial three (3) year period or any additional one (1) year renewal period.

g. “Termination Date.” For the purposes of this Agreement, “Termination Date” shall mean the effective date of Employee’s termination of employment with the Company.

h. “Termination Compensation.” For the purposes of this Agreement, “Termination Compensation” shall have the meaning ascribed to it in Section 2(a) of this Agreement.

i. “Effective Release.” An “Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed by Employee after the Termination Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally-prescribed revocation period.

2. Compensation upon Termination. Upon termination of employment by either party for any reason whatsoever, Employee shall be entitled to continue to receive his/her base salary, minus applicable withholdings required by law or authorized by Employee, and any accrued, unpaid and appropriately documented business expenses through the Termination Date. In addition, during the Term of this Agreement, upon termination of Employee’s employment within twelve (12) months after a Change in Control, either (i) by the Company without Cause, or (ii) by Employee for Good Reason, and conditioned upon Employee’s execution of an Effective Release, Employee shall be entitled to, in lieu of any other severance benefit:

a. Payment of an amount equal to                      times his/her base salary at the rate in effect on the Termination Date, minus applicable withholdings required by law or authorized by Employee (the “Termination Compensation”);

b. Conditioned on Employee’s proper and timely election to continue his/her health insurance benefits under COBRA after the Termination Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of: (i)              months following the Termination Date; or (ii) until Employee becomes eligible for insurance benefits from another employer;

c.      percent (    %) of all then outstanding and unvested stock options and other equity awards held by Employee shall become vested and immediately and fully exercisable, notwithstanding any provision in any award agreement.

Upon termination of employment for (i) death, (ii) Disability, (iii) Cause by the Company, (iv) without Good Reason by Employee, or (v) following the Term of this Agreement, Employee shall not be entitled to additional compensation under this Agreement beyond that accrued as of the Termination Date.

3. Section 409A. If the Termination Compensation or other benefit provided to Employee pursuant to this Agreement is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and Employee is a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Code, no payments of any of such benefit shall made for six (6) months plus one (1) day after the Termination Date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the Termination Date and the New Payment Date shall be paid to the Employee in a lump sum on the New Payment Date. The parties hereby acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement are uncertain and may be subject to change as additional guidance becomes available, and that all benefits or payments provided by the Company to Employee pursuant to this Agreement that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, Company and Employee agree to attempt to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

4. Excess Parachute Payments. If any payments or benefits received or to be received by Employee pursuant to this Agreement in connection with or contingent on a change in ownership or control are deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), and if the Company has no publicly-traded stock, the Company will use commercially reasonable efforts to obtain “shareholder approval” within the meaning of Section 280G(b)(5) of the Code of such payments or benefits in order to exempt such payments or benefits from being considered an Excess Parachute Payment. If, notwithstanding the foregoing, such payments or benefits still would be considered to result in an Excess Parachute Payment, then, at Blackbaud’s election, such payments under this Agreement shall either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment, based upon Blackbaud’s determination, in its sole discretion, as to which alternative results in the better tax consequences for the Employee.

5. Employment At Will. Nothing herein is meant to alter the “at will” status of Employee’s employment with the Company. Subject to the provisions of Paragraph 2 regarding a “Change in Control,” Employee’s employment with the Company may be terminated at any time, for any or no cause or reason, by either Employee or by the Company.

6. Notice. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Employee:

If to the Company:	Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, SC 29492-7541
(fax) 1.843.216.6100
Attn: John Mistretta

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

7. Amendment. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by a duly authorized representative of the Company, or upon Employee unless made in writing and signed by Employee.

8. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to Employee’s compensation upon a Change of Control and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

9. Governing Law. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of South Carolina.

10. General Provisions. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, executors, administrators, legal representatives, successors and assigns (provided, however, that this Agreement may not be assigned by Employee to any other person or entity). Any waiver or accommodation by the Company or Employee at any time shall not act as, or be deemed to be, a continuing waiver or accommodation and shall not require the Company or Employee to provide any future or later waiver or accommodation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Retention Agreement effective as of the day and year first above written.

BLACKBAUD, INC.

By:	Marc Chardon
Title:	President and Chief Executive Officer

EMPLOYEE: